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                                                            EXHIBIT 4.(a)(xviii)

This is to confirm that the following Parties have come to this AGREEMENT:

Madge.web N.V., Madge Networks N.V. and Volendam Investeringen N.V. have come to this Agreement under the following terms:

    o Madge.web N.V. will repay the debt owed to Volendam (USD 624,035) in 12 monthly instalments of USD 52,002.91, the first of these being made on October 31, 2001.


    o Madge.web N.V. will pay interest on the outstanding debt at 2.0% above one month LIBOR calculated from January 26, 2001 until payment on September 30, 2002. Interest will be paid in the final instalment


    o Madge Networks N.V. agrees to guarantee the debt and interest due from Madge.web N.V. as per the above 2 points.


    o Volendam will release the order that it has filed at the three banks in the Netherlands and notify the banks of this accordingly.


    o This will be in full and final settlement of all monies due from Madge Networks N.V. or any part of the Madge Networks group (including Madge.web) to Volendam.


Thus signed on September 28, 2001 by:



/s/ Christopher Semprini                    /s/ Hans Fraats & Karel Romer
-------------------------                   -----------------------------
Madge.web N.V.                              Volendam Investeringen N.V.




/s/ Martin Malina
-------------------------
Madge Networks N.V.